Exhibit 99.1

 FedEx to Modernize Retirement Plans
Recognizes regulatory changes and demographic shifts

MEMPHIS, Tenn., Feb. 27, 2007 – FedEx Corporation (NYSE: FDX) today announced new measures it is taking to modernize its retirement plans for most of its employees. These measures will take place in the coming year and are in direct response to recent legislative, regulatory and demographic changes that continue to dramatically reshape U.S. retirement benefit needs.

FedEx will continue to offer highly competitive retirement benefits funded entirely by the company and will also enhance its 401(k) plans. The company expects to spend about the same amount on its employees’ retirement plans over the long run as it would have spent under the current design and current rules.

Under the new program, most eligible employees who participate in a pension plan will begin accruing future benefits under a cash balance formula, which FedEx calls the Portable Pension Account, effective June 1, 2008. Any benefits already accrued under a traditional pension benefit formula will be capped as of May 31, 2008 and will be payable monthly at retirement. These changes will not affect the benefits of current retirees.

FedEx said its new approach to pensions resulted from three recent external factors:

•	Recently adopted and proposed changes in accounting rules;

•	The recently enacted federal Pension Protection Act;

•	Shifting demographic trends among retirees resulting in greater life expectancy, healthier lifestyles and desire for greater control, portability and inheritability of retirement benefits.

‘Right thing to do’

“The retirement landscape is shifting dramatically and we have a responsibility to our employees and shareowners to meet these challenges head on. We have been studying these issues closely and actively participating in the debate about retirement program reform and believe that given the circumstances this is the right thing to do for our employees,” said Alan B. Graf, Jr., executive vice president and chief financial officer of FedEx Corp. “In light of the unacceptable risk and volatility that the accounting-rule and funding changes are presenting, FedEx is making necessary changes to ensure that the company will remain competitive and help our employees prepare for a comfortable retirement.”

Graf said that the Pension Protection Act, signed into law August 2006, allows FedEx to enhance its 401(k) retirement plans and to expand the number of workers covered by its Portable Pension Account, a cash balance feature that FedEx introduced in 2003.

In addition, demographic trends make it apparent employees need to be more active in saving for their retirement and participating more fully in 401(k) retirement plans. “The future is clear: Employees are living and working longer and retirement plans need to offer greater flexibility,” said William J. Cahill, FedEx corporate vice president, human resources. “Updated FedEx 401(k) plans will make saving easier and investments more diversified so retirees can better control their finances.”

Portable Pension Account Benefits

FedEx summarized many of the changes to employees in a series of communications that began today, and it will share additional information and educational materials in the coming months.

The enhanced, Portable Pension Account offers several benefits:

•	Employees can take their vested benefit with them if they leave FedEx;

•	It is flexible and offers the choice of monthly benefit payments or a lump sum payment;

•	Pre-retirement death benefits can be paid to a spouse or any other designated beneficiary;

•	There is no limit on years of service under which benefits accrue;

•	Benefits will be vested after three years of credited service, compared to five years currently;

•	Eligible employees who have accrued benefits under the traditional pension benefit formula will receive transition credits.

Enhanced 401(k) with higher company match

Under the 401(k) plans, FedEx will increase its matching contributions for most employees and will provide additional investment options. FedEx will take advantage of changes under recently enacted legislation that allow it to automatically enroll employees and increase their saving contributions each year to boost savings.

“FedEx retirement plans are part of an outstanding total benefits package for our employees,” Cahill said. “Planning and saving for retirement is a partnership between FedEx and its employees, and we are committed to helping our employees enjoy a financially sound future.”

About FedEx

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $34 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 275,000 employees and contractors to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit www.fedex.com.

Certain statements in this press release may be considered forward-looking statements, such as statements relating to management’s views with respect to the financial impact of the changes to the company’s retirement plans. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the impact of any future pension-related legislative or accounting standard changes and other factors which can be found in FedEx Corp.’s and its subsidiaries’ press releases and filings with the SEC.

MEDIA CONTACT: Jess Bunn – 901-818-7463
INVESTOR CONTACT: Mickey Foster – 901-818-7468

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